UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 1, 2007

The Resourcing Solutions Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52740	83-0345237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Ave., Suite 101, Charlotte, North Carolina	28226
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 643-0676

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -Corporate Governance

Item 5.02	Departure of Directors or Certain Officers Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2007, the Board of Directors of the Registrant appointed Paul Halter as Executive Vice-President.

Mr. Halter has twenty-five years in the property and casualty insurance industry. He has held significant leadership roles in general management, sales and marketing, and underwriting.  He most recently was president and chief operating officer of Guarantee Insurance Company, a workers’ compensation insurer in its early stages of development.  Before this, he was president and chief executive officer of Commerce Casualty Group, Inc., an insurance holding company he co-founded.  After leaving college, Mr. Halter formed and operated his own independent insurance agency which he later sold, to serve as area sales manager for the Personal Client Services Division of Marsh & McLennan, Inc.  While at Crum & Forster Personal Insurance Company, Mr. Halter was sales manager of the year while personally setting a direct sales record.  He also directed the small commercial and personal lines businesses countrywide for Johnson & Higgins.  He has been published several times in Best’s Review and American Agent & Broker.  Mr. Halter taught classes at The Chicago School of Insurance and was on the national faculty of Certified Insurance Counselors for Agency Management.  He is a graduate of the College of Charleston and holds a number of insurance designations including Chartered Property Casualty Underwriter (CPCU), Certified Insurance Counselor (CIC), and Certified Risk Manager (CRM).

Mr. Halter has entered into an Employment Agreement with the Registrant for an initial term of five (5) years with provision for automatic renewal for succeeding terms of three (3) years, unless terminated on 90 days notice. Mr. Halter’s initial annual compensation will be $200,000 with certain bonus and profit-sharing incentive provisions.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RESOURCING SOLUTIONS GROUP, INC.

Dated: October 4, 2007	By:	/s/ Gary Musselman
President and Chief Executive Officer